Exhibit 99.1

Omnicom Group Reports First Quarter 2019 Results

NEW YORK, April 16, 2019 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the first quarter of 2019 increased three cents, or 2.6%, to $1.17 per share versus $1.14 per share for the first quarter of 2018. Net income for the first quarter of 2019 decreased $0.9 million, or 0.3%, to $263.2 million from $264.1 million in the first quarter of 2018. In the first quarter of 2018, income tax expense decreased, primarily as a result of the successful resolution of foreign tax claims, which resulted in a net increase to net income - Omnicom Group Inc. and diluted net income per common share of $13.3 million and six cents per share, respectively, for the prior period.

Primarily due to the negative effects of foreign exchange rates and net disposition activity over the past year, Omnicom’s worldwide revenue in the first quarter of 2019 decreased 4.4% to $3,468.9 million from $3,629.6 million in the first quarter of 2018. The components of the change in revenue included a decrease in revenue from the negative foreign exchange rate impact of 3.4%, a decrease in acquisition revenue, net of disposition revenue of 3.6% and an increase in revenue from organic growth of 2.5% when compared to the first quarter of 2018.

Organic growth in the first quarter of 2019 as compared to the first quarter of 2018 in our five fundamental disciplines was as follows: Advertising increased 5.1%, CRM Consumer Experience decreased 0.6%, CRM Execution & Support decreased 3.3%, Public Relations decreased 0.5% and Healthcare increased 6.8%.

Across our regional markets, organic growth in the first quarter of 2019 as compared to the first quarter of 2018 was: 2.0% in the United States, 6.1% for Other North America, 1.3% in the United Kingdom, 4.0% for the Euro Markets and Other Europe, 2.1% for Asia Pacific, and 12.8% for the Middle East and Africa, while Latin America decreased 3.0%.

Operating profit in the first quarter of 2019 increased $7.2 million, or 1.7%, to $428.9 million from $421.7 million in the first quarter of 2018. Our operating margin for the first quarter of 2019 increased to 12.4% versus 11.6% for the first quarter of 2018.

Omnicom Group Inc.

For the first quarter of 2019, our effective income tax rate was 26.8% compared to 24.3% for the same period in 2018. The year over year difference in our effective tax rate was primarily the result of the successful resolution of foreign tax claims during the first quarter of 2018, which reduced the income tax expense in the prior period by $13.3 million.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. Non-GAAP 2018 Adjusted results, including Adjusted Income Tax Expense and Adjusted Net Income - Omnicom Group Inc., exclude the impact of the successful resolution of foreign tax claims, which was recorded in the first quarter of 2018. We believe that the Non-GAAP 2018 Adjusted results are useful measures for investors to understand the impact this item had on our reported results.

Additionally, we use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business.

The financial tables at the end of this document reconcile the first quarter 2018 GAAP financial measures of income tax expense and Net Income - Omnicom Group Inc. to the Non-GAAP 2018 Adjusted results for the first quarter of 2018, as well as the GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA for the periods presented.

For the first quarter of 2019, EBITA increased $1.3 million, or 0.3%, to $450.5 million from $449.2 million in the first quarter of 2018. Our EBITA margin increased to 13.0% for the first quarter of 2019 versus 12.4% in the first quarter of 2018.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the presentation above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast or a replay of our first quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Omnicom Group Inc.

Contacts

Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2019	2018 (a)

Revenue	$3,468.9	$3,629.6
Operating Expenses:
Salary and service costs	2,567.6	2,712.8
Occupancy and other costs	309.2	320.3
Costs of services	2,876.8	3,033.1
Selling, general and administrative expenses	103.6	105.4
Depreciation and amortization	59.6	69.4
	3,040.0	3,207.9
Operating Profit	428.9	421.7
Interest Expense	63.0	62.3
Interest Income	17.0	15.4
Income Before Income Taxes	382.9	374.8
Income Tax Expense	102.7	90.9
Income (Loss) From Equity Method Investments	(0.5)	0.8
Net Income	279.7	284.7
Net Income Attributed To Noncontrolling Interests	16.5	20.6
Net Income - Omnicom Group Inc.	$263.2	$264.1

Net income per common share - Omnicom Group Inc.
Basic	$1.18	$1.15
Diluted	$1.17	$1.14

Weighted average shares (in millions)
Basic	223.2	230.2
Diluted	224.2	231.5

Dividends declared per common share	$0.65	$0.60

(a)	For the three months ended March 31, 2018, income tax was reduced by $13.3 million, primarily as a result of the successful resolution of foreign tax claims during the quarter. The impact of this item increased Net Income - Omnicom Group Inc. by $13.3 million and net income per common share - Omnicom Group Inc. by $0.06 per common share for the three months ended March 31, 2018.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - Income Tax Expense

Three Months Ended March 31, 2018

(Unaudited)

(Dollars in Millions)

2018

Income Tax Expense, as reported	$90.9
Add: Income tax benefit from the resolution of foreign tax claims	13.3
Income Tax Expense, Non-GAAP 2018 Adjusted	$104.2

The above table reconciles the U.S. GAAP financial measure of Income Tax Expense to the non-GAAP financial measure of Income Tax Expense, Non-GAAP 2018 Adjusted, which excludes the impact of the successful resolution of foreign tax claims, which was recorded in the first quarter of 2018, for the three months ended March 31, 2018. We believe that the amount excluding the impact of this item is a useful measure for investors to understand the impact of this item when comparing our reported results for the current year to the prior year. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - Net Income - Omnicom Group Inc.

Three Months Ended March 31, 2018

(Unaudited)

(Dollars in Millions)

2018

Net Income - Omnicom Group Inc., as reported	$264.1
Less: Income tax benefit from the resolution of foreign tax claims	13.3
Net Income - Omnicom Group Inc., Non-GAAP 2018 Adjusted	$250.8

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to the non-GAAP financial measure of Net Income - Omnicom Group Inc., Non-GAAP 2018 Adjusted, which excludes the impact of the successful resolution of foreign tax claims, which was recorded in the first quarter of 2018, for the three months ended March 31, 2018. We believe that the amount excluding the impact of this item is a useful measure for investors to understand the impact of this item when comparing our reported results for the current year to the prior year. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Three Months Ended March 31

(Unaudited)

(Dollars in Millions)

	2019	2018

Net Income - Omnicom Group Inc.	$263.2	$264.1
Net Income Attributed To Noncontrolling Interests	16.5	20.6
Net Income	279.7	284.7
Income (Loss) From Equity Method Investments	(0.5)	0.8
Income Tax Expense	102.7	90.9
Income Before Income Taxes	382.9	374.8
Interest Income	17.0	15.4
Interest Expense	63.0	62.3
Operating Profit	428.9	421.7
Add back: Amortization of intangible assets	21.6	27.5
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$450.5	$449.2

Revenue	$3,468.9	$3,629.6
EBITA	$450.5	$449.2
EBITA Margin - %	13.0%	12.4%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangibles) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.